Exhibit (a)(1)(J)
FORM OF CONFIRMATION OF PARTICIPATION IN EXCHANGE OFFER

TO:	Eligible Participant

FROM:	optionexchange@townsquaremedia.com

SUBJECT:	Confirmation of Acceptance of Election to Participate in Exchange Offer

DATE:	[Replacement Option Grant Date]

Thank you for your submission of your election to participate in the exchange offer. We confirm with this email that we have accepted your election to participate and have canceled the eligible option(s) you have properly tendered pursuant to your Election Form. Subject to the other terms and conditions of the exchange offer, you have the right to receive replacement options in exchange for the eligible options specified in your Election Form with an exercise price equal to $[●], which is the closing price of Townsquare’s Class A common stock on [●], the date the exchange offer expired plus $0.50.
You will be receiving an email in the near term containing your award agreement. In the meantime, if you have any questions, please send an email to optionexchange@townsquaremedia.com.
FORM OF CONFIRMATION OF NON-PARTICIPATION IN EXCHANGE OFFER

TO:	Eligible Participant

FROM:	optionexchange@townsquaremedia.com

SUBJECT:	Confirmation of Non-Participation in Exchange Offer

DATE:	[Replacement Option Grant Date]

As was previously communicated, the deadline for making an election to exchange your eligible options in the exchange offer was 11:59 p.m. Eastern Time on August [16], 2018. There are no exceptions to this deadline.
This email is to confirm that as of this deadline a properly completed (and not subsequently withdrawn) election form from you to exchange your eligible options for replacement options in the exchange offer was not on file with Townsquare. Accordingly, your eligible options will not be canceled and will remain subject to their existing terms, exercise prices and vesting schedules, and you will not be granted replacement options with respect to these eligible options under the option exchange offer program.
If you have any questions, please send an email to optionexchange@townsquaremedia.com.